Exhibit 99.1

Meridian Corporation Reports Net Income of $9.2 Million, or $1.51 Per Diluted Share, in 3Q 2020 and Declares Quarterly Cash Dividend of $0.125 Per Share.

MALVERN, Pa., October 26, 2020 — Meridian Corporation (Nasdaq: MRBK) today reported:

	2020	2020	2020	2019
(Dollars in thousands, except per share data)	3rd QTR	2nd QTR	1st QTR	3rd QTR
Income:
Net income - consolidated	$9,212	$5,713	$2,516	$3,317
Diluted earnings per common share	$1.51	$0.94	$0.39	$0.52

“Meridian achieved historic earnings for the third quarter, with annualized return on average equity of 29.30% and annualized return on average assets of 2.29%. This resulted from cyclical and seasonally-high mortgage production, as well as growth in our core commercial loan business, including SBA loan and sale activities,” said Christopher J. Annas, Chairman and CEO. “The strength in housing throughout our markets in PA/NJ/DE/MD has provided lending opportunities in our construction business, and tremendous demand in mortgage. Despite the pandemic, our consistent outreach efforts are resulting in double digit commercial loan growth, which includes our new leasing business. We have also benefited from executing PPP loans for non-customers who bring their other business to us.”

“The mortgage business, which we expanded this year by bringing on a high-performing team in the MD/DC region, has been profitable for us each year since inception in 2010. It’s been a good hedge recently, as declining rates boost the refinance and purchase business while it narrowed our net interest margin. With an estimated $10 trillion in refi-eligible mortgage loans remaining, we think the business can stay robust for the next few quarters.”

“We are closely watching certain modified loans and other loans we consider at risk due to the COVID-19 induced economic slowdown. We added $4.0 million in loan loss provisions during the quarter to address the general deterioration in economic conditions,” Annas continued. The ratio of allowance for loan losses to total loans held for investment, was 1.27% as of September 30, 2020, up from the 0.98% recorded as of December 31, 2019. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.59% as of September 30, 2020, up from the 1.00% recorded as of December 31, 2019.

COVID-19 Pandemic Response Update

●	SBA Paycheck Protection Program. As of September 30, 2020, Meridian has assisted 928 clients in need of short-term funding by providing nearly $260 million in PPP loans. Our PPP team has now moved on to working with borrowers to assist them through the forgiveness process.
●	Industry Exposure. Meridian continues to monitor businesses substantially impacted by the pandemic. Commercial portfolios such as retail trade, hospitality, residential spec construction and advertising/marketing are notably more affected and have required assistance. At September 30, 2020, Meridian’s exposure as a percent of the total commercial loan portfolio to these industries was 1.9%, 1.9%, 5.0%, and 1.5%, respectively.
●	Assistance Provided to Loan Customers. During the pandemic, Meridian also worked with commercial, construction and residential loan customers to provide assistance. In total, $154.1 million of loans covering approximately 200 borrowers were assisted with loan payment holidays of 3-6 months. As of October 23, 2020, $135.0 million of loans had returned to their original payment terms with $19.1 million in loans still in forbearance.

●	Loan Loss Reserve. Meridian recorded a provision for loan losses of $4.0 million for the third quarter of 2020, in addition to the $3.2 million already provided for during the first and second quarters of 2020 combined, due to the continued economic uncertainty brought on by the COVID-19 pandemic. $1.5 million of the third quarter provision was related to a specific reserve placed on an impaired commercial loan.
●	Liquidity and Capital Management. Meridian continues to be well positioned with adequate levels of cash, liquid assets, capital and reserves as of September 30, 2020. At September 30, 2020, Meridian’s tangible common equity to average tangible asset ratio was 7.26% and total risked based capital was 14.71%. All capital ratios are well in excess of regulatory requirements.

Income Statement Highlights

Third quarter 2020 compared with second quarter 2020:

●Net income was $9.2 million, an increase of $3.5 million, or 61.3%, driven by strong non-interest income for the quarter.
●Pre-tax, pre-provision income for the quarter was $15.9 million, an increase of $6.9 million or 76.5%. A reconciliation of this non-GAAP measure is included in the Appendix.
●Total revenue was $44.9 million, an increase of $11.2 million or 33.2%.
●Net interest income increased $1.1 million, or 9.7%, with interest expense down $293 thousand or 8.5%.
●Non-interest income increased $10.4 million or 55.5%, driven by mortgage banking revenue, fee income and gains on sale of securities.
oMortgage banking net revenue increased $5.0 million, or 29.9%, due to higher levels of originations and refinancings stemming from the historically low rate environment as well as the expansion of our mortgage division into Maryland that took place in the first quarter of 2020.
oThe increase in mortgage pipeline generated significant positive fair value changes in both derivative instruments as well as loans held-for-sale of $6.0 million, combined. These changes were partially offset by hedging losses of $2.6 million.
oThe net gain on sale of investment securities available for sale increased $1.3 million.
oOther fee income was up $390 thousand, or 91.4%, as fees for various services were up quarter over quarter due to an increase in business activity.
●	Provision for loan losses was $4.0 million compared to the second quarter 2020 provision for loan losses of $1.6 million.
●	Non-interest expenses increased $4.6 million, or 21.5%, driven by an increase in salaries and benefits.
●	On October 22, 2020, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable November 23, 2020, to shareholders of record as of November 9, 2020.

Balance Sheet Highlights

September 30, 2020 compared to December 31, 2019:

●Total assets increased $608.6 million, or 52.9%, to $1.8 billion as of September 30, 2020.
●Total loans increased $342.1 million, or 35.5%, to $1.3 billion as of September 30, 2020. PPP loans contributed $254.2 million net to this increase.
●Mortgage loans held for sale increased $191.4 million, or 568%, to $225.2 million as of September 30, 2020.
●Mortgage segment originated $1.5 billion in loans year-to-date September 30, 2020.
●Total deposits grew $357.9 million, or 42.0%, to $1.2 billion as of September 30, 2020.
●Non-interest bearing deposits grew $54.4 million, or 39.0%, to $193.9 million as of September 30, 2020.
●Borrowings from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) were $236.0 million as of September 30, 2020.
●Meridian repurchased 316,625 shares of its common stock in the first quarter of 2020, at an average price of $18.10, fulfilling the previously announced repurchase authorization.

●Meridian Corporation established a $2 million stock purchase authorization with the Meridian Corporation Employee Stock Ownership Plan (“ESOP”). As of September 30, 2020 the ESOP had fully utilized the $2 million loan to purchase Meridian Corporation common shares.

Select Condensed Financial Information

	For the Quarter Ended (Unaudited)
	2020	2020	2020	2019	2019
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30
Income:
Net income - consolidated	$9,212	$5,713	$2,516	$3,137	$3,317
Basic earnings per common share	$1.51	$0.94	$0.39	$0.49	$0.52
Diluted earnings per common share	$1.51	$0.94	$0.39	$0.49	$0.52
Net interest income - consolidated	$12,715	$11,597	$9,666	$9,664	$9,274

	At the Quarter Ended (Unaudited)
	2020	2020	2020	2019	2019
	September 30	June 30	March 31	December 31	September 30
Balance Sheet:
Total assets	$1,758,648	$1,579,083	$1,303,442	$1,150,019	$1,126,937
Loans, net of fees and costs	1,306,846	1,262,968	1,021,561	964,710	935,858
Total deposits	1,209,024	1,166,697	993,753	851,168	858,461
Non-interest bearing deposits	193,851	214,367	140,826	139,450	129,302
Stockholders' Equity	131,832	125,518	118,033	120,695	117,772

	At the Quarter Ended (Unaudited)
	2020	2020	2020	2019	2019
	September 30	June 30	March 31	December 31	September 30
Balance Sheet (Average Balances):
Total assets	$1,598,306	$1,477,120	$1,156,682	$1,105,246	$1,059,456
Loans, net of fees and costs	1,275,046	1,194,197	981,303	956,598	912,781
Total deposits	1,180,332	1,155,690	926,741	859,611	844,568
Non-interest bearing deposits	193,020	223,253	137,141	137,578	126,101
Stockholders' Equity	125,053	119,937	120,469	119,575	116,547

	At the Quarter Ended (Unaudited)
	2020	2020	2020	2019	2019
	September 30	June 30	March 31	December 31	September 30
Performance Ratios:
Return on average assets - consolidated	2.29%	1.56%	0.87%	1.13%	1.24%
Return on average equity - consolidated	29.30%	19.16%	8.40%	10.41%	11.29%

Income Statement Summary

Third Quarter 2020 Compared to Second Quarter 2020

Net income was $9.2 million, or $1.51 per diluted share, for the third quarter of 2020 compared to net income of $5.7 million, or $0.94 per diluted share, for the second quarter of 2020. The increase quarter-over-quarter was due largely to the increase in net interest income of $1.1 million, combined with increased non-interest income of $10.4 million, partially offset by increases in the provision for loan losses, non-interest expense and income taxes of $2.3 million, $4.6 million, and $1.1 million, respectively.

Net interest income increased $1.1 million, or 9.7%, to $12.7 million from $11.6 million for the second quarter of 2020. The growth in net interest income for the third quarter of 2020 compared to the second quarter of 2020 reflects an increase in average interest earning assets of $127.2 million. The increase in average interest earning assets over this period was the result of increased PPP loans, commercial real estate loans, along with an increase to the average balance on residential real estate loans held for sale. The net interest margin held steady at 3.26% for the third quarter of 2020 compared to 3.27% for the second quarter due to a 21 basis point decline in interest expense on deposits which nearly offset the decline in the yield on the loan portfolio. The margin was impacted 21 basis points from the effects of the PPP loan program combined with the use of PPPLF borrowings.

The provision for loan losses was $4.0 million for the third quarter of 2020, compared to a $1.6 million provision for the second quarter of 2020. These provisions were due largely to qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic, while the third quarter provision was also impacted by a $1.5 million specific reserve placed on an impaired commercial loan.

Total non-interest income for the third quarter of 2020 was $29.1 million, up $10.4 million or 55.5%, from the second quarter of 2020. This increase in non-interest income came primarily from our mortgage division. Mortgage banking net revenue increased $5.0 million or 29.9% over the second quarter of 2020. The significant increase in the third quarter of 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $708.1 million in loans during the three months ended September 30, 2020, an increase of $172.2 million, or 32.1%, from the prior quarter. Refinance activity represented 54% of the total residential mortgage loans originated for the third quarter of 2020, compared to 64% for the second quarter of 2020. The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale. These fair value changes increased non-interest income a combined $3.0 million during the third quarter of 2020 compared to the second quarter of 2020. The decrease in net hedging losses of $664 thousand also had a positive impact on non-interest income.

Wealth management revenue increased $98 thousand, or 11.5%, quarter-over-quarter due to the more favorable market conditions that existed in the third quarter, compared to the second quarter. Wealth management revenue is largely based on the valuation of assets under management measured at the end of the prior quarter, therefore this revenue for the third quarter was aided by the rebound of the financial markets at the end of the second quarter, despite the impact of the pandemic.

Non-interest income from the sales of investments amounted to $1.3 million during the quarter. Other fee income was up $390 thousand or 91.1% from the second quarter of 2020 due to $188 thousand in swap fee income recorded in the third quarter of 2020, combined with an increase of $85 thousand in MLSS fee income as loan closing activity increased quarter over quarter. Fee income was also up due to an increase of $73 thousand in other mortgage fee income.

Total non-interest expense for the third quarter of 2020 was $25.8 million, up $4.6 million or 21.5%, from the second quarter of 2020. The increase is largely attributable to the variable expenses from our mortgage division during the quarter, particularly commissions. Total salaries and employee benefits expense was $20.4 million, an increase of $4.2 million or 26.2%, compared to the second quarter of 2020. Of this increase, $3.0 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased quarter over quarter. As noted above, in the first quarter of 2020 we expanded our mortgage division into Maryland and to date we have hired nearly 90 individuals.

Advertising expenses increased by $176 thousand or 29.1% during the third quarter of 2020, due mainly to an increase in marketing related costs from the mortgage division. Professional fees decreased $89 thousand or 11.6%, from the second quarter of 2020 due a decrease in certain audit related fees and external legal costs, offset by an increase in consulting costs due to an increase in projects of the bank.

Third Quarter 2020 Compared to Third Quarter 2019

Net income was $9.2 million, or $1.51 per diluted share for the third quarter of 2020 compared to net income of $3.3 million, or $0.52 per diluted share, for the third quarter of 2019. The increase was due largely to the increase in interest income on loans, combined with an increase in mortgage banking activity.

Net interest income increased $3.4 million, or 37.1%, over net interest income of $9.3 million for the third quarter of 2019. The growth in net interest income for the third quarter of 2020 compared to the same period in 2019 reflects an increase in average interest earning assets of $538.1 million partially offset by the decrease in the net interest margin of 35 basis points. The decrease in net interest margin is a result of the 122 basis point decline overall in the yield on the loan portfolio, offset somewhat by a 111 basis point decline in interest expense on deposit balances.

The provision for loan losses of $4.0 million for the third quarter of 2020 was due largely to qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic, combined with a $1.5 million specific reserve placed on an impaired commercial loan. The provision for loan losses was $705 thousand for the third quarter of 2019.

Total non-interest income for the third quarter of 2020 was $29.1 million, up $19.9 million or 215.6% from the comparable period in 2019. This overall increase in non-interest income came primarily from our mortgage division. Mortgage banking net revenue increased $14.5 million or 198.2% over the third quarter of 2019. The significant increase in 2020 came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $708.1 million in loans during the third quarter of 2020, an increase of $517.4 million, or 271.2%, from the third quarter of 2019. Refinance activity represented 54% of the total loans originated for the third quarter of 2020, compared to 46% for the third quarter of 2019. The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale. These fair value changes increased non-interest income a combined $6.0 million during the third quarter of 2020 compared to an increase of $54 thousand for the third quarter of 2019. These changes were offset by increases in net hedging losses of $2.3 million for the third quarter of 2020.

Non-interest income from the sales of SBA 7(a) loans increased $23 thousand year-over-year as the number of loans sold for the three months ended September 30, 2020 outpaced the number of SBA loans sold in the prior year comparable quarter. Wealth management revenue increased $29 thousand year-over-year due to the favorable market conditions discussed above. Other fee income was up $387 thousand or 89.8% from the third quarter of 2019 due to $188 thousand in swap fee income recorded in the third quarter of 2020, combined with an increase of $85 thousand in MLSS fee income as loan closing activity increased quarter over quarter. Fee income was also up due to an increase of $73 thousand in other mortgage fee income.

Total non-interest expense for the third quarter of 2020 was $25.8 million, up $12.3 million or 90.7%, from the comparable period in 2019. The increase is largely attributable to an increase in salaries and employee benefits expense, which increased $11.1 million or 119.4%, from the comparable period in 2019. Of this increase, $10.0 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased from the prior year comparable quarter as we expanded our mortgage division into Maryland with the hiring of nearly 90 individuals since the first quarter of 2020. The number of full time employees at Meridian, particularly in SBA and lease lending, also increased over this period.

Loan expenses increased $300 thousand or 156.3%, from the comparable period in 2019, reflecting the higher levels of loan originations. Occupancy expense increased $162 thousand or 17.1%, from the third quarter of 2019 as the result of rent expense incurred at loan production locations for our mortgage division expansion into Maryland. Advertising and promotion expense increased $207 thousand, or 36.1%, from the comparable period in 2019. This increase was due to an increase in the number and length of advertising campaigns in addition to an increase in marketing costs for the mortgage division. Data processing costs increased $117 thousand or 34.2%, from the third quarter of 2019 as the result of increased loan processing activity from our mortgage division, combined with processing activity relating to PPP loans. Professional fees decreased $139 thousand or 17.0% due to a decline in legal and consulting expenses. Other expenses were up $481 thousand or 55.7%, as information technology related costs increased $99 thousand, FDIC and PA shares tax bank assessments due to the growing size of the Corporation increased $180 thousand, combined with an increase of $126 thousand in miscellaneous expenses.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

Net income was $17.4 million, or $2.82 per diluted share, for the nine months ended September 30, 2020 compared to net income of $7.3 million, or $1.14 per diluted share, for the nine months ended September 30, 2019. The increase was due largely to the increase in net interest income of $7.3 million, combined with increased non-interest income of $34.3 million, partially offset by increases in the provision for loan losses, non-interest expense, and income taxes of $6.2 million, $22.2 million, and $3.2 million, respectively.

Net interest income increased $7.3 million, or 27.4%, to $34.0 million from $26.7 million, for the nine months ended September 30, 2020. The growth in net interest income over this period reflects an increase in average interest earning assets of $393.8 million. The increase in average interest earning assets over this period was the result of the addition of PPP loans in 2020, as well as increases in the average balances of commercial real estate loans, commercial loans, small business loans, and construction loans, along with an increase to the average balance of residential real estate loans held for sale. The net interest margin declined to 3.33% for the nine months ended September 30, 2020 from 3.67% for the nine months ended September 30, 2019 due to a decline in the yield on loans of 97 basis points, while the cost of funds also declined over this period by 73 basis points. The margin over this period was impacted 13 basis points from the effects of the PPP loan program combined with the use of PPPLF borrowings.

The provision for loan losses was $7.1 million for the nine months ended September 30, 2020, compared to a $938 thousand provision for the nine months ended September 30, 2019. The provision for the current year period was due largely to qualitative provisioning for the continued economic uncertainty as a result of the COVID-19 pandemic, combined with the impact of a $1.5 million specific reserve placed on an impaired commercial loan.

Total non-interest income for the nine months ended September 30, 2020 was $ 57.0 million, up $34.3 million or 151.5%, from the nine months ended September 30, 2019. This increase in non-interest income came primarily from our mortgage division as mortgage banking net revenue increased $27.8 million or 157.7% over the prior year period. The significant increase in the current year period came from increased levels of mortgage loan originations due to both the expansion of the division into Maryland as well as the favorable rate environment for refinance activity. Our mortgage division originated $1.5 billion in loans during the nine months ended September 30, 2020, an increase of $895.6 million, or 148.5%, from the prior year period. Refinance activity represented 59% of the total residential mortgage loans originated for the nine months ended September 30, 2020, compared to 30% for the nine months ended September 30, 2019. The increase in the mortgage pipeline as a result of the expansion and the refinance activity generated significant positive fair value changes in derivative instruments and loans held-for-sale. These fair value changes increased non-interest income a combined $10.8 million during the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. These changes were offset by increases in net hedging losses of $6.6 million.

Wealth management revenue increased $127 thousand, or 4.7%, year-over-year due to the more favorable market conditions that existed in the nine months ended September 30, 2020, compared to the prior year comparable period.

Non-interest income from the sales of investments amounted to $1.3 million for the nine months ended September 30, 2020, an increase of $1.1 million from the prior year period, while income from the sales of SBA 7(a) loans increased $671 thousand, or 58.3%, from the prior year period, to $1.8 million. Other fee income was up $504 thousand or 42.7% for the nine months ended September 30, 2020, from the nine months ended September 30, 2019 due to $255 thousand in swap fee income recorded in the current year period, combined with increases of $153 thousand and $201 thousand in MLSS fee income, and mortgage fee income, respectively, as loan closing activity increased period-over-period.

Total non-interest expense for the nine months ended September 30, 2020 was $61.2 million, up $22.2 million or 56.9%, from the nine months ended September 30, 2019. The increase is largely attributable to the variable expenses from loan originations overall, particularly mortgage commissions. Total salaries and employee benefits expense was $46.5 million, an increase of $20.7 million or 80.4%, compared to the nine months ended September 30, 2019. Of this increase, $18.9 million relates to the mortgage division. Full-time equivalent employees, particularly in the mortgage division, increased year-over-year. As noted above, in the first quarter of 2020, we expanded our mortgage division into Maryland with the hiring of nearly 90 individuals year to date.

Loan expenses increased by $628 thousand or 133.1% for the nine months ended September 30, 2020, reflecting the higher levels of commercial and consumer loan originations during the current year. Advertising expenses increased by $227 thousand or 12.8% during the nine months ended September 30, 2020, due mainly to an increase in marketing related costs from the mortgage division. Professional fees increased $118 thousand or 5.9%, compared to the prior year period due to a decrease in certain audit related fees and external legal costs, offset by an increase in consulting costs for bank-wide projects.

Balance Sheet Summary

As of September 30, 2020, total assets were $1.8 billion compared with $1.2 billion as of December 31, 2019 and $1.1 billion as of September 30, 2019. Total assets increased $608.6 million, or 52.9%, from December 31, 2019 and $631.7 million, or 56.1%, from September 30, 2019, primarily due to strong loan growth.

Total loans, excluding mortgage loans held-for-sale, grew $342.1 million, or 35.5%, to $1.3 billion as of September 30, 2020, from $964.7 million as of December 31, 2019 and $371.0 million or 39.6% from $935.9 million as of September 30, 2019. The increase in loans for both periods is attributable largely to the $260 million in PPP loans granted to borrowers during the nine months ended September 30, 2020. There was also growth in several commercial categories as we continue to grow our presence in the Philadelphia market area. Commercial real estate loans increased $103.8 million, or 27.8% from December 31, 2019, and $113.3 million, or 31.2% from September 30, 2019. Commercial loans decreased $14.4 million, or 7.2%, from December 31, 2019, and $7.6 million, or 3.9% from September 30, 2019. Small business loans increased $22.8 million, or 104.4% from December 31, 2019, and $29.9 million, or 203.3% from September 30, 2019. Residential mortgage loans held for sale increased $191.5 million, or 568.0%, to $225.2 million as of September 30, 2020 from $33.7 million at December 31, 2019 and $176.5 million from $48.6 million as of September 30, 2019. The increase in mortgage originations is primarily the result of the expansion of our mortgage division into Maryland as well as the increase in refinance activity throughout all areas of our mortgage division.

Deposits were $1.2 billion as of September 30, 2020, up $357.9 million, or 42.0%, from December 31, 2019, and up $350.6 million, or 40.8%, from September 30, 2019. Non-interest bearing deposits increased $54.4 million, or 39.0%, from December 31, 2019 and increased $64.5 million, or 49.9%, from September 30, 2019. Interest-bearing checking accounts increased $124.2 million, or 131.6%, from December 31, 2019, and increased $138.0 million or 171.3% from September 30, 2019. Money market accounts/savings accounts increased $185.6 million, or 60.8% since December 31, 2019 and $163.4 million, or 49.9%, since September 30, 2019. Increases in core deposits were driven from PPP loan customers as well as new business and municipal relationships. Certificates of deposit decreased $6.4 million, or 2.0%, from December 31, 2019 and decreased $15.5 million, or 4.8%, from September 30, 2019.

Consolidated stockholders’ equity of the Corporation was $131.8 million, or 7.50% of total assets as of September 30, 2020, as compared to $120.7 million, or 10.50% of total assets as of December 31, 2019. The change in stockholders’ equity is the result of year-to-date net income of $17.4 million and an increase in unrealized gain on AFS securities of $1.5 million, partially offset by unearned compensation due to leveraged ESOP of $2 million and dividends paid of $756 thousand. As of September 30, 2020, the Tier 1 leverage ratio was 8.77% for the Corporation and 11.53% for the Bank, the Tier 1 risk-based capital and common equity ratios were 9.97% for the Corporation and 13.09% for the Bank, and total risk-based capital was 14.71% for the Corporation and 14.75% for the Bank. Quarter-end numbers show a tangible common equity to tangible assets ratio of 7.26% for the Corporation and 9.51% for the Bank. A reconciliation of this non-GAAP measure is included in the Appendix. Tangible book value per share was $20.76 as of September 30, 2020, compared with $18.09 as of December 31, 2019.

Asset Quality Summary

Asset quality remains strong year-over-year despite the pressures that the COVD-19 pandemic has had on businesses and the economy locally and nationally. Meridian realized net charge-offs of 0.01% of total average loans for the quarter ending September 30, 2020, compared with net recoveries of 0.03% for the quarter ended December 31, 2019 and net charge-offs of 0.00% for the quarter ended September 30, 2019. Total non-performing assets, including loans and other real estate property, were $7.9 million as of September 30, 2020, $3.4 million as of December 31, 2019, and $4.0 million as of September 30, 2019. The ratio of non-performing assets to total assets as of September 30, 2020 was 0.45% compared to 0.30% as of December 31, 2019 and 0.36% as of September 30, 2019. The ratio of allowance for loan losses to total loans, was 1.27% as of September 30, 2020, up from the 0.98% recorded as of December 31, 2019 and 1.00% as of September 30, 2019. The ratio of allowance for loan losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure), was 1.59% as of September 30, 2020, up from the 1.00% recorded as of December 31, 2019 and 1.01% as of September 30, 2019. PPP loans are excluded from calculation of this ratio as they are guaranteed by the SBA and therefore we have not provided for in the allowance for loan losses. A reconciliation of this non-GAAP measure is included in the Appendix.

About Meridian Corporation

Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland with more than 20 offices and a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement

In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the current COVID-19 pandemic and government responses thereto, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

FINANCIAL TABLES FOLLOW

APPENDIX - FINANCIAL RATIOS

	Quarterly
	2020	2020	2020	2019	2019
(Dollars in thousands, except per share data)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Earnings and Per Share Data
Net income	$9,212	$5,713	$2,516	$3,137	$3,317
Basic earnings per common share	1.51	0.94	0.39	0.49	0.52
Diluted earnings per common share	1.51	0.94	0.39	0.49	0.52
Common shares outstanding	6,130	6,094	6,094	6,404	6,408

Performance Ratios
Return on average assets - consolidated	2.29%	1.56%	0.87%	1.13%	1.24%
Return on average equity - consolidated	29.30%	19.16%	8.40%	10.41%	11.29%
Net interest margin (TEY)	3.26%	3.27%	3.49%	3.61%	3.61%
Net interest margin (TEY, excluding PPP loans and borrowings) (1)	3.47%	3.41%	3.49%	3.61%	3.61%
Yield on earning assets (TEY)	4.07%	4.24%	4.98%	5.18%	5.29%
Yield on earning assets (TEY, excluding PPP loans) (1)	4.39%	4.50%	4.98%	5.18%	5.29%
Cost of funds	0.86%	1.09%	1.62%	1.71%	1.83%
Efficiency ratio	62%	70%	74%	77%	73%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	0.01%	0.00%	0.00%	(0.03%)	0.00%
Non-performing loans/Total loans	0.52%	0.54%	0.58%	0.34%	0.40%
Non-performing assets/Total assets	0.45%	0.47%	0.51%	0.30%	0.36%
Allowance for loan losses/Total loans held for investment	1.27%	1.01%	1.08%	0.98%	1.00%
Allowance for loan losses/Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.59%	1.27%	1.10%	1.00%	1.01%
Allowance for loan losses/Non-performing loans	209.46%	170.59%	168.28%	281.24%	236.95%

Capital Ratios
Book value per common share	$21.51	$20.60	$19.37	$18.84	$18.38
Tangible book value per common share	$20.76	$19.84	$18.60	$18.09	$17.62
Total equity/Total assets	7.50%	7.95%	9.06%	10.50%	10.45%
Tangible common equity/Tangible assets - Corporation (1)	7.26%	7.68%	8.73%	10.12%	10.06%
Tangible common equity/Tangible assets - Bank (1)	9.51%	10.15%	11.77%	13.52%	10.06%
Tier 1 leverage ratio - Corporation	8.77%	8.06%	9.80%	10.55%	10.69%
Tier 1 leverage ratio - Bank	11.53%	10.71%	13.22%	14.08%	10.69%
Common tier 1 risk-based capital ratio - Corporation	9.97%	10.24%	10.12%	11.21%	11.25%
Common tier 1 risk-based capital ratio - Bank	13.09%	13.60%	13.66%	14.98%	11.25%
Tier 1 risk-based capital ratio - Corporation	9.97%	10.24%	10.12%	11.21%	11.25%
Tier 1 risk-based capital ratio - Bank	13.09%	13.60%	13.66%	14.98%	11.25%
Total risk-based capital ratio - Corporation	14.71%	14.91%	14.80%	16.10%	13.11%
Total risk-based capital ratio - Bank	14.75%	14.91%	14.84%	16.09%	13.11%

(1)	Non-GAAP measure. See Appendix for Non-GAAP to GAAP reconciliation.

	Statements of Income (Unaudited)		Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest Income
Interest and fees on loans	$15,321	$13,152	$43,048	$37,686
Investments and cash	559	438	1,681	1,301
Total interest income	15,880	13,590	44,729	38,987

Interest Expense
Deposits	2,235	3,633	8,064	10,584
Borrowings	930	683	2,687	1,731
Total interest expense	3,165	4,316	10,751	12,315

Net interest income	12,715	9,274	33,978	26,672
Provision for loan losses	3,956	705	7,139	938
Net interest income after provision for loan losses	8,759	8,569	26,839	25,734

Non-Interest Income
Mortgage banking income	21,812	7,315	45,395	17,617
Wealth management income	951	922	2,825	2,698
SBA income	641	635	1,821	1,150
Earnings on investment in life insurance	70	74	210	218
Net change in fair value of derivative instruments	3,028	—	6,346	(16)
Net change in fair value of loans held for sale	2,932	54	4,424	(82)
Net change in fair value of loans held for investment	93	(24)	174	390
Loss on hedging activity	(2,637)	(300)	(7,363)	(792)
Gain on sale of investment securities available-for-sale	1,290	74	1,345	212
Unrealized gains on equity securities	34	—	34	—
Service charges	28	28	77	82
Other	818	431	1,684	1,179
Total non-interest income	29,060	9,209	56,972	22,656

Non-Interest Expenses
Salaries and employee benefits	20,447	9,319	46,529	25,789
Occupancy and equipment	1,108	946	3,159	2,845
Loan expenses	492	192	1,100	472
Professional fees	681	820	2,118	2,000
Advertising and promotion	781	574	1,996	1,769
Data processing	460	343	1,260	990
Information technology	394	334	1,100	919
Communications	126	155	443	510
Other	1,345	864	3,447	3,686
Total non-interest expenses	25,834	13,547	61,152	38,980

Income before income taxes	11,985	4,231	22,659	9,410
Income tax expense	2,773	914	5,218	2,065
Net Income	$9,212	$3,317	$17,441	$7,345

Weighted-average basic shares outstanding	6,099	6,407	6,172	6,407
Basic earnings per common share	$1.51	$0.52	$2.83	$1.15

Adjusted weighted-average diluted shares outstanding	6,110	6,437	6,193	6,436
Diluted earnings per common share	$1.51	$0.52	$2.82	$1.14

	Statement of Condition (Unaudited)
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Assets
Cash & cash equivalents	$75,869	$46,741	$37,522	$39,371	$40,532
Investment securities	110,936	104,712	99,324	68,645	61,571
Mortgage loans held for sale	225,150	117,691	107,506	33,704	48,615
Loans, net of fees and costs	1,306,846	1,262,968	1,021,561	964,710	935,858
Allowance for loan losses	(16,573)	(12,706)	(11,098)	(9,513)	(9,312)
Bank premises and equipment, net	8,065	8,284	8,410	8,636	8,929
Bank owned life insurance	12,069	11,999	11,930	11,859	11,787
Other real estate owned	—	—	—	120	120
Goodwill and intangible assets	4,568	4,636	4,704	4,773	4,841
Other assets	31,718	34,758	23,583	27,714	23,996
Total Assets	$1,758,648	$1,579,083	$1,303,442	$1,150,019	$1,126,937

Liabilities & Stockholders’ Equity
Liabilities
Non-interest bearing deposits	$193,851	$214,367	$140,826	$139,450	$129,302
Interest bearing deposits
Interest checking	218,637	212,596	183,381	94,416	80,588
Money market / savings accounts	491,079	419,886	362,370	305,473	327,643
Certificates of deposit	305,457	319,848	307,176	311,829	320,928
Total interest bearing deposits	1,015,173	952,330	852,927	711,718	729,159
Total deposits	1,209,024	1,166,697	993,753	851,168	858,461
Borrowings	354,370	232,491	134,730	126,799	131,588
Subordinated debt	40,814	40,809	40,885	40,962	9,176
Other liabilities	22,608	13,568	16,041	10,395	9,940
Total Liabilities	1,626,816	1,453,565	1,185,409	1,029,324	1,009,165

Stockholders' Equity	131,832	125,518	118,033	120,695	117,772
Total Liabilities & Stockholders’ Equity	$1,758,648	$1,579,083	$1,303,442	$1,150,019	$1,126,937

	Condensed Statements of Income (Unaudited)
	Three Months Ended
(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Interest income	$15,880	$15,055	$13,794	$13,877	$13,590
Interest expense	3,165	3,458	4,128	4,213	4,316
Net interest income	12,715	11,597	9,666	9,664	9,274
Provision for loan losses	3,956	1,631	1,552	(38)	705
Non-interest income	29,060	18,692	9,220	8,343	9,209
Non-interest expense	25,834	21,255	14,063	13,941	13,547
Income before income tax expense	11,985	7,403	3,271	4,104	4,231
Income tax expense	2,773	1,690	755	967	914
Net Income	$9,212	$5,713	$2,516	$3,137	$3,317

Weighted-average basic shares outstanding	6,099	6,094	6,383	6,407	6,407
Basic earnings per common share	$1.51	$0.94	$0.39	$0.49	$0.52

Adjusted weighted-average diluted shares outstanding	6,110	6,107	6,420	6,443	6,437
Diluted earnings per common share	$1.51	$0.94	$0.39	$0.49	$0.52

	Segment Information
	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$12,104	(19)	630	12,715	$9,203	4	67	9,274
Provision for loan losses	3,956	—	—	3,956	705	—	—	705
Net interest income after provision	8,148	(19)	630	8,759	8,498	4	67	8,569
Non-interest income	3,256	951	24,853	29,060	1,251	891	7,067	9,209
Non-interest expense	8,829	788	16,217	25,834	6,915	834	5,798	13,547
Income before income taxes	$2,575	144	9,266	11,985	$2,834	61	1,336	4,231

	Segment Information
	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
(Dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$32,725	(24)	1,277	33,978	$26,437	68	167	26,672
Provision for loan losses	7,139	—	—	7,139	938	—	—	938
Net interest income after provision	25,586	(24)	1,277	26,839	25,499	68	167	25,734
Non-interest income	5,657	2,839	48,476	56,972	2,795	2,588	17,273	22,656
Non-interest expense	23,341	2,363	35,448	61,152	20,312	2,268	16,400	38,980
Income before income taxes	$7,902	452	14,306	22,659	$7,982	388	1,040	9,410

Reconciliation of Non-GAAP Financial Measures

Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate performance trends and the adequacy of common equity. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Pre-tax, Pre-provision Reconciliation (Unaudited)
	2020	2020	2020	2019	2019
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Income before income tax expense	$11,985	$7,403	$3,271	$4,104	$4,231
Provision for loan losses	3,956	1,631	1,552	(38)	705
Pre-tax, pre-provision income	$15,941	$9,034	$4,823	$4,066	$4,936

	Reconciliation of PPP / PPPLF Impacted Yields (Unaudited)
	2020	2020	2020	2019	2019
	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Net interest margin (TEY)	3.26%	3.27%	3.49%	3.61%	3.61%
Impact of PPP loans and PPPLF borrowings	0.21%	0.14%	—	—	—
Net interest margin (TEY, excluding PPP loans and PPPLF borrowings)	3.47%	3.41%	3.49%	3.61%	3.61%

Yield on earning assets (TEY)	4.07%	4.24%	4.98%	5.18%	5.29%
Impact of PPP loans	0.32%	0.26%	—	—	—
Yield on earning assets (TEY, excluding PPP loans)	4.39%	4.50%	4.98%	5.18%	5.29%

	Reconciliation of Allowance for Loan Losses / Total loans (Unaudited)
	2020	2020	2020	2019	2019
	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Allowance for loan losses / Total loans held for investment	1.27%	1.01%	1.08%	0.98%	1.00%
Less: Impact of loans held for investment - fair valued	0.00%	0.00%	0.02%	0.02%	0.01%
Less: Impact of PPP loans	0.32%	0.26%	—	—	—
Allowance for loan losses / Total loans held for investment (excl. loans at fair value and PPP loans)	1.59%	1.27%	1.10%	1.00%	1.01%

	Tangible Common Equity Ratio Reconciliation - Corporation (Unaudited)
	2020	2020	2020	2019	2019
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Total stockholders' equity	$131,832	$125,518	$118,033	$120,695	$117,772
Less:
Goodwill and intangible assets	(4,568)	(4,636)	(4,704)	(4,773)	(4,841)
Tangible common equity	$127,264	$120,882	$113,329	$115,922	$112,931

Total assets	$1,758,648	$1,579,083	$1,303,442	$1,150,019	$1,126,937
Less:
Goodwill and intangible assets	(4,568)	(4,636)	(4,704)	(4,773)	(4,841)
Tangible assets	$1,754,080	$1,574,447	$1,298,738	$1,145,246	$1,122,096
Tangible common equity ratio - Corporation	7.26%	7.68%	8.73%	10.12%	10.06%

	Tangible Common Equity Ratio Reconciliation - Bank (Unaudited)
	2020	2020	2020	2019	2019
(Dollars in thousands)	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Total stockholders' equity	$171,298	$164,446	$157,544	$159,643	$117,772
Less:
Goodwill and intangible assets	(4,568)	(4,636)	(4,704)	(4,773)	(4,841)
Tangible common equity	$166,730	$159,810	$152,840	$154,870	$112,931

Total assets	$1,758,244	$1,579,083	$1,303,282	$1,149,979	$1,126,937
Less:
Goodwill and intangible assets	(4,568)	(4,636)	(4,704)	(4,773)	(4,841)
Tangible assets	$1,753,676	$1,574,447	$1,298,578	$1,145,206	$1,122,096
Tangible common equity ratio - Bank	9.51%	10.15%	11.77%	13.52%	10.06%

	Tangible Book Value Reconciliation (Unaudited)
	2020	2020	2020	2019	2019
	3rd QTR	2nd QTR	1st QTR	4th QTR	3rd QTR
Book value per common shares	$21.51	$20.60	$19.37	$18.84	$18.38
Less: Impact of goodwill and intangible assets	0.75	0.76	0.77	0.75	0.76
Tangible book value per common share	$20.76	$19.84	$18.60	$18.09	$17.62